Exhibit 10.8(17)

Execution Copy

AMENDMENT NO. 17

TO THE

UPS QUALIFIED STOCK OWNERSHIP PLAN

AND TRUST AGREEMENT

WHEREAS, United Parcel Service of America, Inc. and certain of its affiliated companies established the UPS Qualified Stock Ownership Plan and Trust Agreement (“Plan”) effective as of January 1, 1998 to provide their eligible employees with a matching contribution invested in shares of UPS class A common stock (“UPS Stock”) and to permit eligible employees to transfer amounts from the UPS Savings Plan to the Plan for the purpose of investing in UPS Stock;

WHEREAS, the Board of Directors and/or the Executive Committee of United Parcel Service of America, Inc. (“the Board”) reserved the right in Section 12.1 of the Plan to amend the Plan from time to time;

WHEREAS, the Board of Directors desires to amend the Plan to cease all contributions to the Plan and merge its assets and liabilities with and into the UPS Savings Plan effective as of the close of business on December 31, 2008;

NOW THEREFORE, the UPS Qualified Stock Ownership Plan and Trust Agreement (“Plan”) is hereby amended, as follows:

1. No SavingsPLUS Contributions will be made to the Plan for pay periods ending after December 31, 2008. All SavingsPLUS Contributions attributable to payroll periods ending on or before December 31, 2008, that have not already been contributed to the Plan as of such date, will be contributed to the UPS Savings Plan.

2. All Distributions, Withdrawals or Transfers, as described in Article VIII of the Plan, will cease as of the close of business on December 31, 2008.

3. Effective as of the close of business on December 31, 2008 all the assets and liabilities of the Plan will be merged with, and become a part of, the UPS Savings Plan.

4. Effective as of the close of business on December 31, 2008, all benefits accrued under the Plan will be determined and paid under the terms and conditions of the UPS Savings Plan.

5. Section 5.1, Code § 415 Limitations, is hereby amended, effective for limitation years beginning after July 1, 2007, to insert the following sentence immediately after the title of such Section:

For limitation years beginning on or after July 1, 2007, refer to Appendix 5.2. For limitation years ending after December 31, 2002 and before July 1, 2007, this Section 5.2 shall apply.

6. The Plan is hereby amended, effective for limitation years beginning after July 1, 2007 to insert a new Appendix 5.2 at the end of the Plan, as attached.

7. Except as otherwise expressly amended herein, the Plan as in effect immediately before this Amendment No. One 17 shall remain in full force and effect pending the merger into the UPS Savings Plan.

IN WITNESS WHEREOF, the undersigned certify that United Parcel Service of America, inc. based upon prior action by its Board of Directors and/or Executive Committee has caused this Amendment No. 17 to be adopted.

ATTEST:	UNITED PARCEL SERVICE OF AMERICA, INC.

/s/ Teri P. McClure	/s/ D. Scott Davis
Teri P. McClure	D. Scott Davis
Secretary	Chairman

December 19, 2008	December 19, 2008

Appendix 5.2

MAXIMUM BENEFITS

The limitations of this Appendix shall apply in Limitation Years beginning on or after July 1, 2007, except as otherwise provided herein. Capitalized terms are defined in Section 3 hereof or, if not defined in Section 3, in the main body of the Plan. All Section references are to Sections of this Appendix 5.2, except as otherwise provided.

Section 1.1. If the Participant does not participate in, and has never participated in another qualified plan maintained by the Employer or a welfare benefit fund, as defined in Internal Revenue Code (“Code”) § 419(e) maintained by the Employer, or an individual medical account, as defined in Code § 415(1)(2), maintained by the Employer, or a simplified employee pension, as defined in Code § 408(k), maintained by the Employer, which provides an annual addition as defined in Section 3.1, the amount of Annual Additions which may be credited to the Participant’s Account for any Limitation Year will not exceed the lesser of the Maximum Permissible Amount or any other limitation contained in this Plan. If the Employer contribution that would otherwise be contributed or allocated to the Participant’s Account would cause the Annual Additions for the Limitation Year to exceed the Maximum Permissible Amount, the amount contributed or allocated will be reduced so that the Annual Additions for the Limitation Year will equal the Maximum Permissible Amount.

Section 2.1. This Section applies if, in addition to this Plan, the Participant is covered under another qualified defined contribution plan maintained by the Employer, a welfare benefit fund maintained by the Employer, an individual medical account maintained by the Employer, or a simplified employee pension maintained by the Employer (collectively “Qualified Plans”), that provides an Annual Addition during any Limitation Year. The Annual Additions which may be credited to a Participant’s Account under this Plan for any such Limitation Year will not exceed the Maximum Permissible Amount reduced by the Annual Additions credited to a Participant’s Account under the other Qualified Plans for the same Limitation Year. If the Annual Additions with respect to the Participant under other Qualified Plans maintained by the Employer are less than the Maximum Permissible Amount and the Employer contribution that would otherwise be contributed or allocated to the Participant’s Account under this Plan would cause the Annual Additions for the Limitation Year to exceed this limitation, the amount contributed or allocated will be reduced so that the Annual Additions under all such plans and funds for the Limitation Year will equal the Maximum Permissible Amount. If the Annual Additions with respect to the Participant under such other Qualified Plans, in the aggregate are equal to the Maximum Permissible Amount, no amount will be contributed or allocated to the Participant’s Account under this Plan for the Limitation Year.

Section 3. Definitions.

Section 3.1. - Annual Additions: The sum of the following amounts credited to a Participant’s Account for the Limitation Year:

(a)	employer contributions;

(b)	employee contributions;

(c)	forfeitures;

(d) amounts allocated to an individual medical account, as defined in Code § 415(1)(2), which is part of a pension or annuity plan maintained by the Employer are treated as Annual Additions to a defined contribution plan. Also amounts derived from contributions paid or accrued which are attributable to post-retirement medical benefits, allocated to the separate account of a key employee, as defined in Code § 419A(d)(3), under a welfare benefit fund, as defined in Code § 419(e), maintained by the Employer are treated as Annual Additions to a defined contribution plan; and

(e) allocations under a simplified employee pension.

Section 3.2. Compensation: For purposes of § 415 of the Internal Revenue Code, Compensation is defined as wages, within the meaning of § 3401(a) of the Internal Revenue Code, and all other payments of compensation to an employee by the Employer (in the course of the employer’s trade or business) for which the Employer is required to furnish the employee a written statement under §§ 6041(d), 6051(a)(3), and 6052 of the Internal Revenue Code (i.e., wages, tips and other compensation as reported on Form W-2). Compensation shall be determined without regard to any rules under § 3401(a) of the Internal Revenue Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in § 3401(s)(2) of the Internal Revenue Code).

Except as provided herein, compensation for a Limitation Year is the compensation actually paid or made available during such Limitation Year.

For Limitation Years beginning on or after July 1, 2007, compensation for a Limitation Year shall also include compensation paid by the later of 2 1/2 months after an employee’s severance from employment with the employer maintaining the plan or the end of the Limitation Year that includes the date of the employee’s severance from employment with the employer maintaining the plan if: (a) the payment is regular compensation for services during the employee’s regular working hours, or compensation for services outside the employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments, and, absent a severance from employment, the payments would have been paid to the employee while the employee continued in employment with the employer; (b) the payment is for unused accrued bona fide sick, vacation or other leave that the employee would have been able to use if employment had continued; or (c) the payment is received by the employee pursuant to a nonqualified unfunded deferred compensation plan and would have been paid at the same time if employment had continued, but only to the extent includible in gross income.

Any payments not described above shall not be considered compensation if paid after severance from employment, even if they are paid by the later of 2 1/2 months after the date of severance from employment or the end of the Limitation Year that includes the date of severance from employment, except, payments to an individual who does not currently perform services for the employer by reason of qualified military service (within the meaning of § 414(u)(1) of the Internal Revenue Code) to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the employer rather than entering qualified military service.

Back pay, within the meaning of § 1.415(c)-2(g)(8) of the Internal Revenue Code, shall be treated as compensation for the Limitation Year to which the back pay relates to the extent the back pay represents wages and compensation that would otherwise be included under this definition.

For Limitation Years beginning after December 31, 1997, compensation paid or made available during such Limitation Year shall include amounts that would otherwise be included in Compensation but for an election under § 125(a), §402(e)(3), § 402(h)(1)(B), § 402(k), or § 457(b) of the Internal Revenue Code. For Limitation Years beginning after December 31, 2000, Compensation shall also include any elective amounts that are not includible in the gross income of the employee by reason of § 132(f)(4) of the Internal Revenue Code. For Limitation Years beginning after December 31, 2001, Compensation shall also include deemed § 125 compensation. Deemed § 125 compensation is an amount that is excludable under § 106 of the Internal Revenue Code that is not available to a participant in cash in lieu of group health coverage under a § 125 arrangement solely because the participant is unable to certify that he or she has other health coverage. Amounts are deemed § 125 compensation only if the employer does not request or otherwise collect information regarding the participant’s other health coverage as part of the enrollment process for the health plan.

Section 3.3. Defined Contribution Dollar Limitation: $40,000, as adjusted under Code § 415(d).

Section 3.4. Employer: Employer means United Parcel Service of America, Inc. and Affiliates.

Section 3.5. Limitation Year is the calendar year. All qualified plans maintained by the Employer must use the same Limitation Year. If the Limitation Year is amended to a different 12-consecutive month period, the new Limitation Year must begin on a date within the Limitation Year in which the amendment is made.

Section 3.6. Maximum Permissible Amount

Except for catch up contributions described in Code § 414(v), the Maximum Permissible Amount for any Limitation Year shall not exceed the lesser of:

(a)	$40,000, as adjusted for increases in the cost-of-living under Code § 415(d), or

(b)	100 percent of the Participant’s Compensation for the Limitation Year.

The compensation limit referred to in (b) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Code §§ 401(h) or 419A(f)(2)) which is otherwise treated as an Annual Addition.

If a short Limitation Year is created because of an amendment changing the Limitation Year to a different 12-consecutive month period, the Maximum Permissible Amount will not exceed the Defined Contribution Dollar Limitation multiplied by the following fraction:

Number of months in the short Limitation Year

12